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                                October 6, 1999



Caithness Coso Funding Corp.
1114 Avenue of the Americas
Grace Building, 41st Floor
New York, NY 10036

     Re:  Registration Statement on Form S-4 (File No. 333-83815)
          Exchange of 6.80% Series A Senior Secured Notes due 2001 and 9.05% Series A Senior Secured Notes due 2009
          ------------------------------------------------

Ladies and Gentlemen:

     We have acted as special California counsel to Caithness Coso Funding Corp., a Delaware corporation (the "Company"), Coso Finance Partners, a California general partnership ("CFP"), Coso Energy Developers, a California general partnership ("CED"), and Coso Power Developers, a California general partnership ("CPD," and, together with CFP and CED, the "Guarantors"), in connection with the Company's offer (the "Exchange Offer") to exchange its 6.80% Series B Senior Secured Notes due 2001 for any and all of its outstanding 6.80% Series A Senior Secured Notes due 2001 and its 9.05% Series B Senior Secured Notes due 2009 for any and all of its outstanding 9.05% Series A Senior Secured Notes due 2009. The Company's outstanding 6.80% Series A Senior Secured Notes due 2001 and 9.05% Series A Senior Secured Notes due 2009 are hereinafter referred to as the "Series A Notes," and the Company's 6.80% Series B Notes due 2001 and 9.05% Series B Senior Secured Notes due 2009 are hereinafter referred to as the "Series B Notes." The Series A Notes were issued, and the Series B Notes will be issued, under an Indenture, dated as of May 28, 1999 (the "Indenture"), among the Company, the Guarantors and U.S. Bank Trust National Association, as Trustee and as Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

     In connection with this opinion, we have examined, among other things:
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Caithness Coso Funding Corp.
October 6, 1999
Page 2


          (i) The Registration Statement on Form S-4 (File No. 333-83815) filed by the Company and the Guarantors with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended, the issuance of the Series B Notes and the Guarantees;

          (ii) The general partnership agreement of each Guarantor, as amended through the date hereof;

          (iii) The Unanimous Written Consent of the Management Committee of each Guarantor, dated as of May 21, 1999, authorizing the issuance of the Series A Notes and the Series B Notes;

          (iv)  The Indenture;

          (v)   The form of Series B Notes to be issued in the Exchange Offer;
and

          (vi) the form of Guarantee to be endorsed on or attached to the Series B Notes.

     For the purpose of this opinion, we have assumed and our opinions are subject to the following:

          A. The genuineness, authenticity and acknowledgment (if applicable) of all signatures;

          B.   The legal capacity of all natural persons;

          C. Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, and each such document that is a copy conforms to an authentic original;

          D. The filing or recordation of each document required to be filed or recorded; and

          E. Each document of each governmental authority is accurate, complete and authentic, and all official records and proper indexing and filing are accurate and complete.
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Caithness Coso Funding Corp.
October 6, 1999
Page 3


     We call your attention to the fact that the Guarantees select the internal laws of the State of New York as the governing law and, as provided below, that we are not rendering any opnion under the laws of the State of New York.

     Based upon the foregoing, and upon our examination of such other documents, general partnership proceedings, statutes, decisions and questions of law as we have considered necessary in order to enable us to furnish our opinion, we are of the opinion that:

     1. Each of the Guarantors is a general partnership formed under the laws of the State of California, is validly existing as a general partnership under the laws of the State of California and has the organizational power and authority to execute, deliver and perform its obligations under the Indenture and its Guarantee; and

     2. The execution and delivery by each Guarantor of the Indenture and of its Guarantee and the performance of its obligations thereunder have been duly authorized by all necessary organizational action on the part of each such Guarantor, and the Guarantee to be endorsed on or attached to the Series B Notes by each such Guarantor has been duly authorized by all necessary organizational action on the part of each such Guarantor.

     We are admitted to practice in the State of California. This opinion is limited to the present laws of the State of California and we express no opinion as to the laws of the State of New York or any other jurisdiction. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.

     This opinion is being rendered solely for your benefit and the benefit of those persons participating in the Exchange Offer. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by the Company and the Guarantors with the Securities and Exchange Commission relating to the Exchange Offer. We also consent to the use of our name in the prospectus contained in such Registration Statement under the caption "Legal Matters."

                               Very truly yours,

                               /s/ Riordan & McKinzie

                               RIORDAN & McKINZIE